Filed pursuant to Rule 424(b)(7)
Registration No. 333-217626

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 3, 2017)

Parsley Energy, Inc.

39,848,518 Shares of Class A common stock

This prospectus supplement updates, amends and supplements the selling stockholders table and related footnotes contained in the prospectus dated May 3, 2017 (the “Prospectus”), which Prospectus forms a part of the Registration Statement on Form S-3 (File No. 333-217626) (the “Registration Statement”) of Parsley Energy, Inc. (the “Company,” “we,” “us” or “our”), covering the resale of up to 39,848,518 shares of our Class A common stock, par value $0.01 per share (“Class A common stock”), by the selling stockholders.

The securities to be offered and sold using this prospectus supplement are 39,848,518 shares of our Class A common stock, that may be issued from time to time to certain members of Parsley Energy, LLC, a Delaware limited liability company (“Parsley LLC”), that own units in Parsley LLC (“PE Units”), upon the exchange of such members’ PE Units, together with an equal number of shares of our Class B common stock, par value $0.01 per share (“Class B common stock”), for shares of our Class A common stock pursuant to the Second Amended and Restated Limited Liability Company Agreement of Parsley LLC, dated April 20, 2017 (the “Parsley LLC Agreement”). These shares of Class A common stock may be offered and sold by the selling stockholders named in this prospectus supplement or in any future prospectus supplement from time to time in accordance with the provisions set forth under “Plan of Distribution” beginning on page 18 of the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

Our Class A common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “PE.”

Our principal executive offices are located at 303 Colorado Street, Suite 3000, Austin, Texas 78701, and our telephone number at that address is (737) 704-2300.

You should read carefully this prospectus supplement, the Prospectus, the documents incorporated by reference herein and therein, and the Registration Statement before you invest. See “Risk Factors” beginning on page 6 of the Prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2017.

The selling stockholders table and related footnotes in the section entitled “Selling Stockholders” in the Prospectus is hereby amended and supplemented by the following information:

SELLING STOCKHOLDERS

The following table presents information regarding the beneficial ownership of the selling stockholders that are offering shares of our Class A common stock pursuant to this prospectus supplement and the Prospectus. The term “selling stockholders” includes the stockholders listed in the table below and their transferees, pledgees, donees, assignees or other successors.

The following table sets forth information as of the date of this prospectus supplement by each selling stockholder regarding the beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus supplement. The percentage of shares of Class A common stock beneficially owned before the offering is based on the number of shares of our Class A common stock and Class B common stock outstanding as of the date of this prospectus supplement, assuming the exchange of all PE Units (together with an equal number of shares of our Class B common stock). The information regarding shares beneficially owned after the offering assumes the sale of all shares of Class A common stock offered by the selling stockholders and that the selling stockholders do not acquire any additional shares of Class A common stock. Information in the table below with respect to beneficial ownership has been furnished by the selling stockholders.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus supplement, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As described in “Exchange of PE Units and Class B Common Stock” beginning on page 8 of the Prospectus, the holders of PE Units have the right to exchange such PE Units, together with an equal number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis. Assuming the exchange of all PE Units held by the PE Unit Holders, including the selling stockholders (together with an equal number of shares of our Class B common stock), for an equivalent number of shares of our Class A common stock, as of July 17, 2017, there would be 314,382,598 shares of our Class A common stock outstanding. The beneficial ownership information presented below assumes that all PE Units held by the PE Unit Holders, including the selling stockholders (together with an equal number of shares of our Class B common stock), have been exchanged for an equivalent number of shares of Class A common stock.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering		Shares of Class A Common Stock That May Be Offered	Shares of Class A Common Stock Beneficially Owned After this Offering
Name	Number(1)	%(2)		Number(3)	%(2)
Alexis Carol Blair	29,026	*	29,026	0	*
AnnMarie Koons	5,805	*	5,805	0	*
ANRP Double Eagle Energy Holdings II, L.P.(4)	8,695,549	2.8%	8,695,549	0	*
ANRP II Double Eagle Energy Holdings II, L.P.(5)	8,322,452	2.6%	8,322,452	0	*
Astrum Partners LLC, Series XIV(6)	54,126	*	54,126	0	*
Audentia Energy, LLC(7)	66,540	*	66,540	0	*
Austin Jimerson	21,978	*	21,978	0	*
A&K Oil and Gas, LLC(8)	12,142	*	12,142	0	*
Benjamin G. Ralston	54,944	*	54,944	0	*
Blake Carpenter	25,552	*	25,552	0	*
The Blake and Casey Carpenter Family Irrevocable Asset Trust(9)	290,250	*	290,250	0	*
Camerina Properties, LLC(10)	15,178	*	15,178	0	*
Campbell 2015 Family Trust(11)	1,973,699	*	1,973,699	0	*
Cody C. Campbell Family Limited Partnership(12)	1,354,832	*	1,354,832	0	*
Courtney Reese	5,805	*	5,805	0	*
David Rader	58,050	*	58,050	0	*
DLH3, LLC(13)	228,966	*	228,966	0	*
FT Johnson Jr Family, LP(14)	6,071	*	6,071	0	*
Garrett Martin	213,966	*	213,966	0	*
GHUD Trust(15)	30,355	*	30,355	0	*
HR Energy Partners, LP(16)	115,958	*	115,958	0	*
Invenio Oil & Gas, LLC(17)	283,959	*	283,959	0	*
J. Parker Scheideman	17,415	*	17,415	0	*
Janie L. Van Zandt	54,944	*	54,944	0	*
John A. Sellers Family Limited Partnership(18)	1,354,832	*	1,354,832	0	*
Joseph Brosig	58,050	*	58,050	0	*
Joseph Tidwell	14,466	*	14,466	0	*
Jonathon McCartney	155,916	*	155,916	0	*
Joshua A. Gregg Living Trust(19)	454,965	*	454,965	0	*
Joshua W. Luig	90,945	*	90,945	0	*
Kyle Kulig	155,916	*	155,916	0	*
Latitude Exploration, LLC(20)	1,330,935	*	1,330,935	0	*
Mark Autry	155,916	*	155,916	0	*
Matthew Blackstock	14,466	*	14,466	0	*
Matthew Hogg	58,050	*	58,050	0	*
Michael T. Stevenson	21,978	*	21,978	0	*
MTP Energy DE LLC(6)	623,052	*	623,052	0	*
MTP Energy Master Fund Ltd(6)	688,356	*	688,356	0	*
MTP Energy Opportunities Fund I LLC(6)	201,512	*	201,512	0	*
MTP Energy Opportunities Fund II LLC(6)	823,104	*	823,104	0	*
MTP EOF II IP LLC(6)	166,997	*	166,997	0	*
MTP Holdings Corp 2(6)	132,014	*	132,014	0	*
MTP Holdings Corp 14(6)	155,449	*	155,449	0	*
Paul Richardson	62,367	*	62,367	0	*
Post Oak Acquisition Ventures, LLC(21)	8,776	*	8,776	0	*
Post Oak Veritas, LLC(22)	7,973,117	2.5%	7,973,117	0	*
Richard Burnett	159,035	*	159,035	0	*
Robert Lange	58,050	*	58,050	0	*
Ross Smith	7,233	*	7,233	0	*
Schiller Abby Investments, LLC(23)	190,997	*	190,997	0	*

Scotty R. Densmore	21,978	*	21,978	0	*
Sean Earwood	14,466	*	14,466	0	*
Sellers 2015 Family Trust(24)	1,973,699	*	1,973,699	0	*
Seth Graham	29,026	*	29,026	0	*
Skyrock Energy 2, LLC(25)	18,213	*	18,213	0	*
Stephanie Currie	121,496	*	121,496	0	*
Steven T. Pulley	54,944	*	54,944	0	*
TPP II Annex Fund, LP(26)	125,969	*	125,969	0	*
Triangle Peak Partners II, LP(27)	19,889	*	19,889	0	*
William B. Ford	329,660	*	329,660	0	*
Wotampus Prospects, LLC(28)	56,096	*	56,096	0	*
W. Stewart Gunn	29,026	*	29,026	0	*
Total	39,848,518	12.7%	39,848,518	0	*

*	Denotes less than 1%
(1)	Includes shares of our Class B common stock owned by the selling stockholders that, subject to the terms of the Parsley LLC Agreement, are, together with an equivalent number of PE Units, exchangeable at any time and from time to time for shares of Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications.
(2)	Based upon an aggregate of 314,382,598 shares of Class A common stock and Class B common stock outstanding as of July 17, 2017. The shares of Class A common stock to be issued upon the exchange of shares of Class B common stock that are currently exchangeable pursuant to the terms of the Parsley LLC Agreement are deemed to be outstanding and beneficially owned by the person holding the Class B common stock for the purpose of computing the percentage of beneficial ownership of Class A common stock for that person and any group of which that person is a member.
(3)	Assumes that the selling stockholders dispose of all the shares of Class A common stock covered by this prospectus supplement and do not acquire beneficial ownership of any additional shares of Class A common stock. The registration of these shares of Class A common stock does not necessarily mean that the selling stockholders will sell all or any portion of the shares of Class A common stock covered by this prospectus supplement.
(4)	ANRP Double Eagle Energy Holdings II, L.P. is a Delaware limited partnership. It is managed by Apollo Commodities Management, L.P., with respect to Series I, a Delaware limited partnership. Apollo Commodities Management, L.P.’s sole limited partner is Apollo Management Holdings, L.P., a Delaware limited partnership. Apollo Management Holdings, L.P is an indirect subsidiary of Apollo Global Management, LLC, a Delaware limited liability company registered with the New York Stock Exchange.
(5)	ANRP II Double Eagle Holdings II, L.P. is a Delaware limited partnership. Its general partner is Apollo ANRP Advisors II (APO DC-GP), LLC, a Delaware limited liability company. Apollo ANRP Advisors II (APO DC-GP), LLC’s sole member is APH Holdings (DC), L.P, a Cayman Islands limited partnership. APH Holdings (DC), L.P.’s general partner is Apollo Principal Holdings IV GP, Ltd., a Cayman Islands limited company. Apollo Principal Holdings IV GP, Ltd.’s sole shareholder is APO Corp., a Delaware corporation. APO Corp.’s sole shareholder is Apollo Global Management, LLC, a Delaware limited liability company registered with the New York Stock Exchange.
(6)	MTP Energy Management LLC serves as the managing member to MTP Energy Opportunities Fund II LLC and MTP EOF II IP LLC, investment manager to MTP Energy Master Fund Ltd, and manager to MTP Energy Opportunities Fund I LLC. Magnetar Financial LLC serves as the manager to MTP Energy DE LLC, MTP Holdings Corp 14, and Astrum Partners LLC, Series XIV, and owns 100% voting interest in MTP Holdings Corp 2. Magnetar Financial LLC is the sole member of MTP Energy Management LLC. Magnetar Capital Partners LP serves as the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Mr. Alec Litowitz. Each of MTP Energy Management LLC, Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Mr. Alec Litowitz may be deemed the beneficial owners of the shares held by the selling stockholders. Such persons, however, expressly disclaim any beneficial ownership of the shares held by the selling stockholders.
(7)	Robert Paul Horton is the managing member of Audentia Energy, LLC and has voting and dispositive power over these securities.
(8)	Adrian W. Van Dyke is the sole member of A&K Oil and Gas, LLC and has voting and dispositive power over these securities.
(9)	Blake Carpenter is the trustee of The Blake and Casey Carpenter Family Irrevocable Asset Trust and has voting and dispositive power over these securities.
(10)	William B. Ford is the sole member of Camerina Properties, LLC and has voting and dispositive power over these securities.
(11)	Cody C. Campbell is the trustee of the Campbell 2015 Family Trust and has voting and dispositive power over these securities.

(12)	Cody C. Campbell, LLC, is the general partner of Cody C. Campbell Family Limited Partnership. Cody C. Campbell is the manager of Cody C. Campbell, LLC and has voting and dispositive power over these securities.
(13)	Petro-Crown Resources, LP is the sole member of DLH3, LLC. L1L2, LLC is the general partner of Petro-Crown Resources, LP. Hollis R. Sullivan is the manager of L1L2, LLC and has voting and dispositive power over these securities.
(14)	Greg H. Johnson is the President of FT Johnson Jr Family, LP and has voting and dispositive power over these securities.
(15)	Greg H. Johnson is the trustee of the GHUD Trust and has voting and dispositive power over these securities.
(16)	HP Energy, LLC is the general partner of HR Energy Partners, LP. Thomas Strother is the manager of HP Energy, LLC and has voting and dispositive power over these securities.
(17)	Houston B. Sullivan is the managing member of Invenio Oil & Gas, LLC and has voting and dispositive power over these securities.
(18)	John A. Sellers, LLC, is the general partner of John A. Sellers Family Limited Partnership. John A. Sellers is the manager of John A. Sellers, LLC and has voting and dispositive power over these securities.
(19)	Joshua A. Gregg is the trustee of Joshua A. Gregg Living Trust and has voting and dispositive power over these securities.
(20)	490 Energy, LP is the sole member of Latitude Exploration, LLC. Keep Out, LLC is the general partner of 490 Energy, LP. Hollis R. Sullivan is the President of Keep Out, LLC and has voting and dispositive power over these securities.
(21)	Post Oak Energy Capital, LP is the managing member of Post Oak Acquisition Ventures, LLC. Post Oak Energy Holdings, LLC managers Post Oak Energy Capital, LP. Frost W. Cochran, Clint S. Wetmore, Phillip A. Davidson and Ryan J. Matthews are the managers of Post Oak Energy Holdings, LLC and have voting and dispositive power over these securities. Each of Messrs. Cochran, Wetmore, Davidson and Matthews disclaims beneficial ownership of such securities in excess of their pecuniary interest in the securities.
(22)	Post Oak Energy Capital, LP is the managing member of Post Oak Veritas, LLC. Post Oak Energy Holdings, LLC manages Post Oak Energy Capital, LP. Frost W. Cochran, Clint S. Wetmore, Phillip A. Davidson and Ryan J. Matthews are the managers of Post Oak Energy Holdings, LLC and have voting and dispositive power over these securities. Each of Messrs. Cochran, Wetmore, Davidson and Matthews disclaims beneficial ownership of such securities in excess of their pecuniary interest in the securities.
(23)	Timothy C. Skiles is the sole member of Schiller Abby Investments, LLC and has voting and dispositive power over these securities.
(24)	John A. Sellers is the trustee of the Sellers 2015 Family Trust and has voting and dispositive power over these securities.
(25)	Hollis R. Sullivan is the President of Skyrock Energy 2, LLC and has voting and dispositive power over these securities.
(26)	Triangle Peak Partners II General Partner, LLC is the general partner of TPP II Annex Fund, LP. Michael C. Morgan, Dain F. DeGroff and David L. Pesikoff are the managers of Triangle Peak Partners II General Partner, LLC and have voting and dispositive power over these securities. Each of Messrs. Morgan, DeGroff and Pesikoff disclaims beneficial ownership of such securities in excess of their pecuniary interest in the securities.
(27)	Triangle Peak Partners II General Partner, LLC is the general partner of Triangle Peak Partners II, LP. Michael C. Morgan, Dain F. DeGroff and David L. Pesikoff are the managers of Triangle Peak Partners II General Partner, LLC and have voting and dispositive power over these securities. Each of Messrs. Morgan, DeGroff and Pesikoff disclaims beneficial ownership of such securities in excess of their pecuniary interest in the securities.
(28)	Clark 2012 Investments, LP is the sole member of Wotampus Prospects, LLC. Clark 2012 Management, LLC is the general partner of Clark 2012 Investments, LP. James Roderick Clark and Jan Mead Clark are the managers of Clark 2012 Management, LLC and have voting and dispositive power over these securities.

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